Exhibit 99.1

LIBERTY GLOBAL ANNOUNCES CHF 500 MILLION CONDITIONAL RIGHTS PURCHASE COMMITMENT FOR SUNRISE'S FINANCING OF UPC SWITZERLAND ACQUISITION

Denver, Colorado - October 13, 2019

Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) and Sunrise Communications AG (“Sunrise”) today announced an agreement whereby Liberty Global will support Sunrise’s rights offering related to the acquisition of UPC Switzerland1.

Liberty Global has agreed to support the Sunrise rights offering up to an aggregate amount of CHF 500 million2 through the purchase of tradeable subscription rights at market prices and the subsequent purchase of newly issued shares, if any, in the rights offering. If fully utilized, Liberty Global’s resulting ownership would reach 7.8% at current market prices3. Sunrise and Liberty Global have also agreed that Liberty Global will receive one board seat nomination as long as its shareholding exceeds 5%. All other terms of the CHF 6.3 billion transaction remain unchanged.

“We have always believed in the logic of this combination. It creates a national powerhouse that will provide a fully-converged challenger to Swisscom and represents a smart and accretive transaction for both Sunrise and Liberty shareholders,” said Mike Fries, CEO of Liberty Global. “We are also happy to support the financing. Both

________________________
1Sunrise’s capital increase is expected to be structured as a rights offering with subscription rights being issued to Sunrise’s existing shareholders that will entitle holders of those rights to subscribe for new shares at a discount to be determined by Sunrise prior to launch. The subscription rights are expected to trade on the SIX Stock Exchange for a given period. The rights offering is conditional on approval of a capital increase of Sunrise by Sunrise shareholders at an extraordinary general meeting scheduled for October 23.
2Liberty Global has agreed to acquire subscription rights at market prices not exceeding the theoretical rights price at launch of the rights offering. The theoretical rights price will be calculated following the close of trading in Sunrise shares on October 22. The obligation of Liberty Global to acquire subscription rights is subject to certain conditions described further in the agreement with Sunrise.
3Based on the Sunrise closing share price on October 11, 2019 of CHF80.25 and a rights offering of CHF2.8 billion.

investors and consumers win when this deal closes. Olaf and his team are excellent operators and are uniquely qualified to realize the strategic and financial benefits of the merger."

Sunrise shareholders will vote to approve the relevant capital increase required to consummate the transaction on October 23rd. The Swiss regulatory authority, WEKO, approved the deal without conditions, citing the fact that it will create the second largest telecommunications carrier in Switzerland and that the combination will stimulate competition. Glass Lewis, Ethos, zRating, three leading proxy advisory firms, recommended Sunrise shareowners approve the capital increase.

Separately, ISS issued a flawed report recommending that Sunrise shareholders vote against the capital increase. While ISS found the combined entity “could reasonably provide a strategic advantage” over the near and medium term, it raised unfounded concerns about the long-term viability of UPC’s fiber-rich HFC networks versus emerging technologies and, among other errors, misstated both current and historical transaction multiples.

“ISS demonstrated a surprisingly poor understanding of the telecom industry in this report,” said Fries. “Fixed-mobile convergence is the future. Industry leaders, regulators and sector analysts all agree on that point. European operators have already completed over €100 billion in transactions just like this one, and at even higher multiples. Nearly all of these transactions involved cable networks precisely because our systems are fiber-rich and future-proof. That’s just one of the many reasons we are so confident in UPC Switzerland even if this deal does not close. We’ve already launched gigabit speeds throughout Switzerland as well as 20 cities across Europe and, unlike telecom incumbents, have the fastest and most efficient path to 10 gig speeds down the road.

ABOUT LIBERTY GLOBAL

Liberty Global (NASDAQ: LBTYA, LBTYB and LBTYK) is one of the world’s leading converged video, broadband and communications companies, with operations in six European countries under the consumer brands Virgin Media, Telenet and UPC. We invest in the infrastructure and digital platforms that empower our customers to make the most of the digital revolution. Our substantial scale and commitment to innovation enable us to develop market-leading products delivered through next-generation networks that connect 11 million customers subscribing to 25 million TV, broadband internet and telephony services. We also serve 6 million mobile subscribers and offer WiFi service through millions of access points across our footprint.

In addition, Liberty Global owns 50% of VodafoneZiggo, a joint venture in the Netherlands with 4 million customers subscribing to 10 million fixed-line and 5 million mobile services, as well as significant investments in ITV, All3Media, ITI Neovision, LionsGate, the Formula E racing series and several regional sports networks.

For more information, please visit www.libertyglobal.com or contact:

Investor Relations:	Corporate Communications:
Matt Coates +44 20 8483 6333	Molly Bruce +1 303 220 4202
John Rea +1 303 220 4238	Matt Beake +44 20 8483 6428
Stefan Halters +44 20 8483 6211

IMPORTANT NOTICE

This document is for informational purposes only and does not constitute an offer to purchase or a solicitation of an offer to sell any securities of any issuer.